Company Contact:	Investor Relations Contact:
Mr. Jing Xie	CCG Investor Relations
Secretary of Board and Vice President	Mr. Athan Dounis, Account Manager
Universal Travel Group	Phone: 1-646-213-1916
Phone: +86-755-8366-8489	Email: athan.dounis@ccgir.com
Email: 06@cnutg.cn	Mr. Crocker Coulson, President
us.cnutg.com	Phone: 1-646-213-1915
Email: crocker.coulson@ccgir.com
Website: www.ccgirasia.com

FOR IMMEDIATE RELEASE

Universal Travel Group Announces Acquisition of Huangshan Holiday Travel Service Company

SHENZHEN, China, December 17, 2009 – Universal Travel Group (NYSE: UTA) (“Universal Travel Group” or the “Company”), a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives, today announced that it has entered into a Letter of Intent to acquire Huangshan Holiday Travel Service Company (“Huangshan Holiday”) for RMB 20 million (approximately $2.9 million), 80% of which shall be paid cash and 20% in shares of common stock of the Company. The purchase consideration may be subject to adjustment after completion of due diligence on Huangshan Holiday by the Company.

Founded in 1999, Huangshan Holiday provides comprehensive travel services in the Huangshan district in the Anhui Province of China. Huangshan, a national geological park and UNESCO World Heritage Site, is one of China’s most popular travel destinations, with over eight million tourists annually. Huangshan Holiday provides guided and self-guided package tours and airline and hotel reservation services for both leisure and business travelers. Huangshan Holiday serves as the exclusive hotel reservation agency for several major online travel service providers in China, including eLong and 12580, and has over 70% share of the mid to high end hotel reservation market in the Huangshan Tourism District. Estimated full year 2009 revenues and net income for Huangshan Holiday are approximately $4.4 million and $0.6 million, respectively.

Universal Travel Group expects the acquisition will provide it with a higher percentage of guaranteed allotment, group rate hotel rooms in the Huangshan Tourism District, which the Company anticipates will positively impact its margins and profitability.  Universal Travel Group continues to explore additional acquisitions that are strategic and complementary to its business.

“National tourist destinations, such as Huangshan, possess great natural attractions and receive high demand from tourists from both China and the rest of the world,” said Ms. Jiangping Jiang, Chairwoman and Chief Executive Officer.  “Huangshan Holiday is the market leader in this increasingly popular toursist destination, and we look forward to leveraging our experience in providing high quality, comprehensive travel services with Huangshan Holiday’s unique regional tourism resources. Our acquisition of Huangshan Holiday represents a further step in our expansion strategy of increasing our geographic coverage of the most popular national tourist destinations in China.  We are confident that Universal Travel Group will continue to benefit from the fast growing China travel market through organic growth and strategic acquisitions such as this.”

About Huangshan Holiday Travel Service Company

Huangshan Holiday Travel Service Company was established in 1999 and provides comprehensive travel services in the Huangshan Tourism District in the Anhui Province of China.  The Company offers guided and self-guided package tours and airline and hotel reservation services for both leisure and business travelers.  Huangshan, a national geological park and UNESCO World Heritage Site, is one China’s most popular travel destinations, with over eight million annual tourists.  Please visit the company’s website at http://www.hs168.com.

About Universal Travel Group

Universal Travel Group is a leading travel services provider in China offering package tours, air ticketing, and hotel reservation services via the Internet and customer service representatives. The Company also operates TRIPEASY Kiosks, which are placed in shopping malls, office buildings, residential apartment buildings, and tourist sites.  These kiosks are designed for travel booking with credit and bank cards, and serve as an advertising platform for Universal Travel Group. The Company’s headquarters and main base of operations is in Shenzhen in the Pearl River Delta region of China.  More recently, Universal Travel Group has expanded its business into Western China, opening a second home base in the Chongqing Delta region, and other attractive, under-penetrated tier-two travel markets throughout the country.  For more information on the Company, please visit http://us.cnutg.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains certain statements that may include “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are “forward-looking statements”. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the Company’s ability to successfully expand its market presence and those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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